Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-208514

LEASE SECURITIZATION

FREE WRITING PROSPECTUS Registration Statement No. 333-208514 Ford Credit Auto Lease Two LLC (“the depositor”) Ford Credit Auto Lease Trusts (“the issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-800-831-9146. L-1

LEASE SECURITIZATION OVERVIEW Ford Credit has been in the business of leasing vehicles since 1975 and has been securitizing its lease contracts since 1995 Ford Credit’s current lease securitization platform was established in 2006, and more than 30 lease securitization transactions have been completed Ford Credit offers lease asset-backed securities through various channels: Public transactions Rule 144A transactions Other private transactions Structural elements, such as priority of payments, have remained consistent over time L-2

LEASE SECURITIZATION BUSINESS UPDATE Number of Leases Originated (000) Ford Credit leasing has increased, but as a share of retail sales is still below the industry Ford Credit works with Ford and Lincoln to set guidelines around leasing share, term, model mix and other factors to support brand value and sales Ford Credit used vehicle auction values in 2Q 2016 were lower than a year ago and about flat versus the prior quarter Manheim reported an increase in used vehicle values in 2Q 2016; however, Ford Credit’s results reflected a larger proportion of 2-and 3-year-old smaller vehicles, which had lower auction values L-3 Avg. # of Leases Outstanding(000) 331 422 572 704 841 797 956 Source: 2016 Q2 Lease Quarterly Statistical Information Manheim Used Vehicle Value Index Source: Manheim Consulting, June 2016 (January 1995 = 100) 414 328363 204237 199218 201120122013201420152Q152Q16 YTDYTD

LEASE SECURITIZATION PORTFOLIO CREDIT METRICS Weighted Average FICO® at Origination* Repossessions as a % of Average Number of Leases Outstanding * Based on year of origination Average Net Loss/(Gain) on Charged-Off Leases Net Losses as a % of Average Portfolio Outstanding $4,308 L-4 Source: 2016 Q2 Lease Quarterly Statistical Information $4,421 $2,787 $3,772$4,663 $(1,569) $(1,757) 201120122013201420152Q152Q16 (0.07)%(0.06)% 201120122013201420152Q152Q16 0.21%0.23% 0.13% 0.28% 0.20% 201120122013201420152Q152Q16 YTDYTD 746744740743741 740743 201120122013201420152Q152Q16 0.79% 0.58%0.62%0.66%0.63% 0.60%0.67%

LEASE SECURITIZATION

PORTFOLIO CREDIT METRICS

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Weighted Average FICO® at Origination*


746
744
740
743
741
740
743
2011
2012
2013
2014
2015
2Q15 YTD
2Q16 YTD

* Based on year of origination

Repossessions as a % of Average Number of Leases Outstanding


0.79%
0.58%
0.62%
0.66%
0.63%
0.60%
0.67%
2011
2012
2013
2014
2015
2Q15
2Q16

Average Net Loss/(Gain) on Charged-Off Leases


$(1,569)
$(1,757)
$2,787
$4,421
$4,308
$3,772
$4,663
2011
2012
2013
2014
2015
2Q15
2Q16

Net Losses as a % of Average Portfolio Outstanding


(0.07)%
(0.06)%
0.13%
0.21%
0.23%
0.20%
0.28%
2011
2012
2013
2014
2015
2Q15
2Q16

Source: 2016 Q2 Lease Quarterly Statistical Information

L-4

LEASE SECURITIZATION POOL METRICS – MODEL FCALT 2015-B DIVERSIFICATION FCALT 2016-A Other 9.5% MKC 2.6% Other 10.3% MKC 3.4% Flex 1.7% MKX 3.3% Escape 17.9% Escape 18.7% Flex 1.6% MKX 2.6% Focus 4.8% Focus 4.8% MKZ 4.9% F-150 12.2% F-150 16.2% MKZ 5.5% Edge 8.6% Edge 8.7% Explorer 17.3% Fusion 14.0% Explorer 17.5% Fusion 14.0% Model Concentrations Model Concentrations Top 1: 18% Top 3: 51% Top 5: 74% Top 1: 19% Top 3: 50% Top 5: 71% L-6 Source: Prospectuses or Prospectus Supplements for referenced FCALT transactions

LEASE SECURITIZATION SECURITIZATION POOL Cumulative Return Rate* PERFORMANCE Cumulative Residual Loss / (Gain)** 0.0% 0 2 4 6 810 12 14 16 18 20 22 24 26 28 30 32 Cumulative Net Credit Losses*** Commentary Period (Months) 2014-A 2014-B 2015-A 2015-B 2016-A * Prior to FCALT 2012-B, term extensions were repurchased by Ford Credit resulting in pool return rates being modestly lower than those of the portfolio ** As a percentage of initial base residual value *** Total credit loss as a percent of initial total securitization value L-7 0.4% 0.3% 0.2% 0.1% 0.0% 0246810 12 14 16 18 20 22 24 26 28 30 32 2011-A2011-B2012-A2012-B2013-A2013-B For the pool performance in the periods above (2011 to 2016): Lifetime cumulative return rates typically between 50% and 75% Cumulative residual gains but declining; recently residual gains on larger vehicles have been partially offset by residual losses on smaller vehicles Consistent credit loss performance 80% 60% 40% 20% 0% Period (Months) 2011-A2011-B2012-A2012-B2013-A2013-B 2014-A2014-B2015-A2015-B2016-A 1.0%Loss -1.0% -2.0% -3.0% -4.0% -5.0% -6.0% -7.0% 0246810 12 14 16 18 20 22 24 26 28 30 32 Period (Months) 2011-A2011-B2012-A2012-B2013-A2013-B 2014-A2014-B2015-A2015-B2016-A Gain

LEASE SECURITIZATION STRUCTURE OVERVIEW FCALT 2016-A Credit enhancements in lease securitization programs include: Initial tization Value – – – – Subordination of junior notes Overcollateralization Cash reserve Excess spread (used to build to a target overcollateralization) .1% Senior / subordinate, sequential pay structure 4.5% 4.2% 2% Total Initial Class A Enhancement ~24.6% 0.5% ~4.2% L-8 Class A Notes ("AAA") % of Securi 80 11. Class B Notes ("AA") Class C Notes (“Not Rated") Overcollateralization Reserve Account Excess Spread (per annum)

LEASE SECURITIZATION SIGNIFICANCE OF SECURITIZATION VALUE For securitization transactions, a “Securitization Value” is calculated for the underlying lease assets Securitization value is calculated using the lower of the contract residual value or the residual value set by ALG Securitization value cash flows are discounted using the higher of the contract lease factor or a minimum discount rate designed to create excess spread L-9

LEASE SECURITIZATION BREAK-EVEN ANALYSIS* Break-Even for FCALT 2016-A Compared to Historical Pool Performance Return Rate Cumulative Residual Loss / (Gain) L-10 * Assumes cumulative net credit losses stress of 5%; break-evens are specific to FCALT 2016-A 100% 80% 60% 40% 20% 0% 02468 10 12 14 16 18 20 22 24 26 28 30 32 Period (Months) 2011-A2011-B2012-A2012-B 2013-A2013-B2014-A2014-B 2015-A2015-B2016-A Break-Even = 100% Return Rate Assumed Memo: Worst Recent 12-Month Portfolio Experience = 82% (CY 2008) 100.0% 80.0% 60.0% 40.0% 20.0% 0.0% -20.0% 02468 10 12 14 16 18 20 22 24 26 28 30 32 Period (Months) 2011-A2011-B2012-A2012-B 2013-A2013-B2014-A2014-B 2015-A2015-B2016-A A-2 Break-Even = 77.8% A-3 Break-Even = 47.0% A-4 Break-Even = 34.2% Memo: Worst Recent 12-Month Portfolio Experience = 18.3% (CY 2008)

ORIGINATION AND SERVICING STRATEGIES

FORD CREDIT STRATEGY ORIGINATE SERVICE FUND Support Ford and Lincoln sales Strong dealer relationships Full spread of business Consistent underwriting Robust credit evaluation and verification Efficient use of capital High customer and dealer satisfaction World-class servicing Collections within portfolio loss expectations Cost efficiency Strong liquidity Diverse sources and channels Cost effective Credit availability through economic cycles L-12 Ford Credit Maintains A Relentless Focus On Business Fundamentals

ORIGINATION STRATEGY ORIGINATE Support Ford Motor Company brands Build strong relationships with dealers to maximize dealer satisfaction Segment credit applicants and price for risk Use robust credit evaluation and verification process Ensure efficient use of capital BUY IT RIGHT ORIGINATE L-13

ORIGINATION STRATEGY ORIGINATION PROCESS Ford Credit’s origination process is judgment-based, using well-established purchase guidelines and control processes – not governed by strict limits Ford Credit’s origination process is supported by a proprietary system Analyzes a number of factors for each credit application Produces a proprietary risk score that is updated in real time throughout the evaluation process as inputs change Credit application process – – Dealers submit credit applications electronically to Ford Credit Ford Credit obtains a credit report for the applicant and any co-applicant Ford Credit utilizes its proprietary origination system to complete compliance and other checks, including fraud alerts, ID variation, or to identify if the applicant is a current or former customer Ford Credit communicates credit decisions electronically to dealers L-14

ORIGINATION STRATEGY ORIGINATION SCORING MODELS Ford Credit classifies credit applications to determine which origination scoring model will be used, for example, whether the applicant is an individual or business entity, the applicant’s credit profile and whether the vehicle is new or used Ford Credit's proprietary origination scoring models assess the creditworthiness of the applicant using the information in the applicant's credit application, the applicant's credit bureau data and other information obtained including: Financing product (retail, lease) Contract characteristics (loan-to-value, term, payment) Other factors (payment-to-income, employment history, capacity to pay, financial stability) Output of the origination scoring models is a proprietary risk score referred to as Probability of Payment L-15

ORIGINATION STRATEGY ORIGINATION SCORING MODELS DEVELOPMENT AND MAINTENANCE Origination scoring models are developed internally by Ford Credit’s analytics team using statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio and other external automotive-specific data to identify key variables that predict an applicant’s probability of fully paying the amount due under the contract Ford Credit regularly monitors the origination scoring models to ensure the statistical predictability of the variables and confirm the continued business significance Origination scoring model performance review Global Scorecard Cycle Plan Committee review In between cycle plan development, Ford Credit may adjust origination scoring models to react quickly to portfolio performance shifts and macroeconomic conditions. Adjustments may include: – – Uniformly changing the overall credit score Modifying the weighting of selected variables Launch dates for origination scoring models: – – – Consumer: December 2013 Commercial: April 2015 Commercial Line of Credit: May 2012 L-16

ORIGINATION STRATEGY PURCHASING GUIDELINES AND CONTROL PROCESSES Ford Credit has origination policies and procedures to ensure consistent credit decisions – Portfolio Level – Purchase quality guidelines establish portfolio targets for the purchase of lower and marginal quality contracts and to manage the overall quality of the portfolio Credit Application Level – Risk factor guidelines provide a framework for credit application evaluation criteria focused on the customer’s repayment ability, including loan-to-value, payment-to-income, and contract term length Processes are established for verification of income, employment and residency if appropriate – Senior personnel regularly review decisions of credit analysts to ensure consistency with purchasing quality guidelines Quarterly risk management portfolio performance analysis is performed L-17 These Capabilities Enable Early Detection Of Portfolio Performance

SERVICING STRATEGY OPERATE EFFICIENTLY / COLLECT EFFECTIVELY Ford Credit has a world-class servicing organization Credit losses are an expected part of the business The objective is to collect within the contract’s loss expectation while managing costs Customer satisfaction is critical OPERATE EFFICIENTLY / COLLECT EFFECTIVELY SERVICE L-18

SERVICING STRATEGY BEHAVIORAL SCORING MODELS Ford Credit’s proprietary behavioral scoring models assess the risk of a customer defaulting using a number of variables including origination characteristics, customer history, payment patterns and updated credit bureau data* Output of the behavioral scoring models is a proprietary risk rating referred to as Probability of Default (POD) – Contracts are scored monthly on their due date to get an updated POD Ford Credit’s behavioral scoring models differ based on contract characteristics and performance Before a behavioral scoring model is applied, Ford Credit classifies each customer account to determine which model is used Scoring model categories include: – – – Financing product (retail, lease) Customer (individual, business entity) Delinquency level (current, due date delinquent, 30 days past due) L-19 * Updated credit bureau data is obtained for U.S. accounts only

SERVICING STRATEGY BEHAVIORAL SCORING MODELS DEVELOPMENT AND MAINTENANCE statistical analysis of the contract characteristics and performance of Ford Credit’s retail and lease portfolio and other external automotive-specific data to identify key variables that predict a customer’s probability of default in the near term Behavioral scoring models are developed internally by Ford Credit’s analytics team using Ford Credit regularly monitors the behavioral scoring models to ensure the statistical predictability of the variables and confirm the continued business significance – – Behavioral scoring model performance review Global Scorecard Cycle Plan Committee review Behavioral scoring models are redeveloped as predictive measures change or as new data attributes become available Launch dates for behavioral scoring models (U.S.): – – Consumer: September 2013 Commercial: February 2016 L-20

SERVICING STRATEGY RISK SEGMENTATION Segmentation allows the matching of the account risk with the appropriate collection strategy POD is the primary driver in determining risk segmentation, based on proprietary behavioral scoring models Segmentation establishes: – – – Assignment issuance timing Follow-up intensity Assignment transfers from an early stage delinquency to a late stage delinquency strategy Segmentation ensures past due customer accounts are assigned to the right collection work queue at the right time HIGH RISK LOW RISK ASSIGNMENT TIMING EARLIER LATER FOLLOW-UP INTENSITY HIGHER LOWER MOVE TO LATE-STAGE COLLECTIONS EARLIER LATER L-21

SERVICING STRATEGY AUTO-DIALER Account Status Changes Behavioral Scoring Model Receivables System All Accounts Assigned Probability Of Default On Due Date Identify Accounts to Call Two-way Feedback Loop Behavioral Scoring Model Early Stage Late Stage Establish “Best-Time-To-Call Strategy” Roll Out “Strategy” In Small Increments Call Results / Campaign Statistics Auto-Dialer L-22

LEASING LEASE RESIDUAL VALUE MODEL Lease residual value is a key element for lease originations, and it is the primary component used to calculate the base lease payment Lease residual value is the estimated fair market value of a vehicle at the end of the lease term Ford Credit uses proprietary residual value models and leverages its relationship with Ford to establish residual values based on a number of predictive factors including: – MSRP, wholesale price, planned production volume, rental and fleet sales, consumer acceptance, life cycle, recent and seasonal auction trends Ford Credit’s internal review process considers: – – – Current or planned marketing programs Market acceptance of vehicles Competitive actions within the vehicle segment Ford Credit reviews residual value performance and compares published residual values to: – – Historical auction values for returned lease vehicles Residual value forecasts published in independent industry guides such as Automotive Lease Guide (ALG) Ford Credit sets residual values quarterly for each vehicle line and various lease terms and mileage / kilometerage allowances L-23

LEASING VEHICLE REMARKETING Ford Credit works with Ford’s Vehicle Remarketing Department to efficiently dispose of vehicles returned to dealers at lease end to maximize the net sales proceeds of the vehicle to: – – Obtain higher sale prices at disposition Minimize remarketing expenses (auction, reconditioning and transportation costs) Vehicles returned at lease-end are sold through: – – Accelerate, an online upstream remarketing application Ford-sponsored physical auctions Typical Upstream Remarketing Process Vehicle remains at dealer location (grounding dealer) where returned Day 5 Day 6 Day 1 Day 2 Day 3 Day 4 Customer Returns Vehicle Auction Grounding Dealers (Days 1-6) Non-Grounding Ford / Lincoln Dealers – Same Brand only - “CPO Exclusive” (Days 3-6) Non-Grounding Ford / Lincoln Dealers - any Ford / Lincoln Dealers (Days 4-6) Open to all registered Dealers (Days 5-6) L-24

LEASING UPSTREAM REMARKETING By selling returned lease vehicles through upstream remarketing, Ford Credit receives a price similar to that expected at a physical auction without incurring transportation, reconditioning and auction expenses From July 2015 through June 2016, the average of vehicle disposals sold through upstream remarketing was 33% Prior to transporting to physical auction, vehicles are offered for sale to participating dealerships through an internet application: – Ford Credit employs proprietary models to establish a market price for vehicles based on recent auction experience and adjusted for miles, condition, any excess wear and use, and option packages In January 2013, Ford introduced a program to incentivize U.S. Lincoln dealers to purchase returned lease vehicles through Accelerate, certify those vehicles and sell them to customers under a certified pre-owned program L-25 –

LEASING VEHICLE LIQUIDATIONS Ford Credit’s Vehicle Liquidations Team works with Ford’s Vehicle Remarketing Department to manage the disposal of repossessed vehicles and terminated lease vehicles Vehicle Liquidations Team – Reviews lease termination vehicle condition report to: Confirm that amounts collected by the dealer from the customer for excess mileage and wear and use charges are correctly applied to the customer’s account Invoice the customer for excess mileage and wear and use charges that the dealer did not collect from the customer Reviews repossessed vehicle condition report for damage covered by the customer’s insurance Arranges for vehicles to be transported to auction Monitors vehicle inventory level to minimize inventory carrying cost and maximize net sales proceeds Transfers charged-off uncollected balance to the National recovery Center (NRC) – – – – Ford’s Vehicle Remarketing Department assigns vehicles to auctions and manages the final sale of all repossessed and terminated lease vehicles Average days in inventory (U.S.) for: – – Lease repossessions: 30 to 40 Lease terminations: 25 to 35 L-26 Source: FCALT 2016-A